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                                                       Exhibit 12

                      HECLA MINING COMPANY

            FIXED CHARGE COVERAGE RATIO CALCULATION

       For the Three Months Ended March 31, 2001 and 2000
                 (In thousands, except ratios)

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

                                             Three Months  Three Months
                                                 2001         2000
                                              -----------  ------------
Loss from continuing operations
  before income taxes and extraordinary
  charge                                        $ (3,610)    $ (7,010)

Add:  Fixed Charges                                4,018        3,730
                                                --------     --------

Adjusted income (loss) before income
  taxes and extraordinary item                  $    408     $ (3,280)
                                                ========     ========

Fixed charges:
  Preferred stock dividends                     $  2,012     $  2,012
  Income tax effect on preferred
    stock dividends                                  - -           23
  Interest portion of rentals                        - -           28
  Total interest costs                             2,006        1,667
                                                --------     --------

Total fixed charges                             $  4,018     $  3,730
                                                ========     ========

Fixed Charge Ratio                                    (a)          (a)

Inadequate coverage                             $  7,628     $ 10,740
                                                ========     ========

Write-downs and other noncash charges:
  DD&A(b) (mining activity)                     $  4,393     $  4,721
  DD&A(b) (corporate)                                 68           73
  Provision for closed operations
    and environmental matters                        574          866
                                                --------     --------

                                                $  5,035     $  5,660
                                                ========     ========


(a) Earnings for period are inadequate to cover fixed charges.
(b)"DD&A" is an abbreviation for "depreciation, depletion and amortization."
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